Exhibit 99.1
NEWS RELEASE
COEUR REPORTS ALL-TIME RECORD ANNUAL SILVER PRODUCTION AND LARGEST
SILVER RESERVES IN COMPANY’S HISTORY
2009 Highlights:
•	2009 total silver production of 17.7 million ounces, up 47.3% over 2008 production of 12.0 million ounces

•	Gold total production of 72,112 ounces, up 56.4% from 2008 gold production of 46,115 ounces of gold

•	Year-end proven and probable mineral reserve levels of 269 million ounces of silver and 2.9 million ounces of gold, representing 16% and 26% increases, respectively, over last year

•	Operating cash flow of $64.5 million in 2009 compared to ($7.4) million in 2008

•	Significant progress at all three new, long-life precious metals mines:
•	San Bartolomé produced 7.5 million ounces of silver in its first full year of production

•	Palmarejo silver and gold mine commenced production in April, producing 3.0 million ounces of silver and 54,740 ounces of gold in 2009

•	Final construction at Kensington gold mine ahead of schedule and on budget with production expected to begin in the third quarter
•	Cash balance of approximately $75 million as of February 24, 2010
COEUR D’ALENE, Idaho — February 25, 2010 — Coeur d’Alene Mines Corporation (NYSE:CDE, TSX:CDM, ASX:CXC) today announced record silver production in 2009 and reserves at year-end as the Company nears completion of the transition to its three new long-life silver and gold mines. Total 2009 silver production increased 47% while gold production grew over 56% compared to 2008 levels.
“2009 was a defining year for Coeur. Our San Bartolomé silver mine completed its first full year of operations and we commenced production in Mexico at our large Palmarejo silver and gold mine. In addition, the U.S. Supreme Court reversed a lower court decision in June, which has allowed us to recommence final construction at our Kensington gold mine in Alaska where we expect production to begin in the third quarter,” said Dennis E. Wheeler, Chairman, President and Chief Executive Officer.
“As we look ahead we expect another strong year of silver production and we anticipate doubling our gold production, thanks to the first full year of production at Palmarejo and the expected third quarter start-up at Kensington.” Mr. Wheeler added.
“Our three key objectives entering 2010 are to (i) continue to optimize silver recoveries at Palmarejo in order to achieve design capacity; (ii) return to full scale operations at San Bartolomé above the 4,400 meter level; and (iii) achieve planned gold production following startup of our Kensington gold mine.”

Record Silver Reserves and Increase in Gold Reserves
Coeur ended 2009 with 269 million ounces of silver mineral reserves and 2.9 million ounces of gold mineral reserves. The following table highlights the key changes from 2008 to 2009 year-end:
Consolidated Proven and Probable Mineral Resources

	Contained Ounces
	Au	Ag
Year-End 2009	2,871,000	269,232,000
Year-End 2008[1]	2,275,000	232,751,000
Difference	596,000	36,481,000
Details of Coeur’s mineral reserves can be found in this release and in the Company’s 2009 10-K report when filed.
Highlights of Company’s Exploration Programs
The Company invested $18.9 million in a robust exploration program in 2009 to expand mineral reserves and resources at its large, prospective operating properties and to identify new opportunities in geographic regions with demonstrated potential for major silver and gold deposits. Highlights of the 2009 program include:
•	Large gain in mineral reserves at the Guadalupe deposit, located approximately six kilometers from the Palmarejo mine. Potential to expand Guadalupe exists at the north and south ends.
•	Identification of 2 new areas targeted for 2010 drilling near Guadalupe at Palmarejo—La Antena and La Higuera.
•	Discovery of a new vein system (Kimberly) at Kensington in Alaska.
•	Favorable results from drilling at Joaquin, a rapidly expanding silver exploration property located in the Santa Cruz Province of Argentina.
•	Delineation of the wide Delia vein, resulting in initial mineral reserves for that vein, at the Company’s Cerro Bayo mine in southern Chile, as well as the identification of two new vein systems at Cerro Bayo, all located near existing processing facilities.
Coeur plans to spend approximately $17.9 million in 2010 on exploration with $9.2 million targeted for Mexico, $3.3 million targeted for the Joaquin project in Argentina, and $2.0 million earmarked for Kensington.
2009 Full Year Review
During 2009, Coeur produced a record total 17.7 million ounces of silver (includes 842,751 ounces from Broken Hill), or 47.3% more than the 12.0 million ounces produced in 2008. The Company’s gold production totaled 72,112 ounces in 2009 compared to 46,115 ounces in 2008. Companywide average cash operating costs from continuing operations were $7.03 per ounce of silver in 2009.
Metal sales from continuing operations increased 76% in 2009 to $300.6 million, compared to $170.9 million in 2008, as a result of a full-year of production from San Bartolomé and from a partial year of production from

[1]	From continuing operations

Palmarejo, which began operations in March 2009. Silver contributed 79% of the Company’s 2009 metals sales and 76% of 2008 metals sales. The Company realized average prices of $14.83 and $1,003 per ounce of silver and gold, respectively, during 2009.
Operating cash flow in 2009 reached $64.5 million compared to ($7.4) million in 2008. 2009 capital expenditures totaled $219.1 million, with $162.8 million spent at Palmarejo and $42.1 million incurred at Kensington. On February 5th, 2010, the Company announced the sale of $100 million of senior unsecured notes, increasing the Company’s current cash balance to approximately $75 million.
The Company reported a net loss of $31.9 million, or ($0.44) per share, for the full year 2009, compared to a net loss of $0.6 million, or ($0.01) per share in 2008. Included in the 2009 full year net loss are $82.7 million, before tax, of non-cash mark-to-market adjustments the Company is required to make each period primarily due to changes in metals prices.
Between existing cash and cash equivalents, unused availability under established credit facilities, and cash flow from operations during the year, the Company is well-positioned to support its 2010 planned capital expenditures. Giving effect for the recent sale of senior unsecured notes, the Company’s debt-to-equity ratio stands at a conservative 23% and a working capital position of $97 million.
As of February 23, 2010, the Company has 81,431,083 outstanding common shares.
Initial Year of Operation at Palmarejo in Mexico
•	2009 production of 3.0 million ounces of silver and 54,740 ounces of gold at an average cash operating cost of $9.80 per ounce of silver due to higher costs of startup.
•	Fourth quarter production of 1.2 million ounces of silver and nearly 21,000 ounces of gold at an average cash operating cost of $6.15 per ounce of silver.
•	Giving effect to 2009 production, year-end proven and probable silver and gold reserves increased 50% and 54%, respectively, and currently stand at 90.5 million ounces of silver and 1.1 million ounces of gold.
•	Underground and open pit mining operations performed in-line with expectations during 2009.
•	Processing plant performance during 2009 met expectations for gold recovery rates and underperformed expectations for silver recovery rates, leading to lower than budgeted 2009 silver production.
•	Startup indicated the need for the Company to validate its silver recovery process at Palmarejo. During the fourth quarter, substantial metallurgical test work and third party review of the processing plant took place and continues, leading to a number of improvements being implemented and resulting in increases to silver recoveries up to the mid 70’s level during February.
•	2010 production is expected to reach 7.9 million ounces of silver and 109,000 ounces of gold at a cash cost under $2.50 per ounce of silver.
•	Coeur anticipates investing approximately $55 million in capital at Palmarejo in 2010.
•	For the second year in a row, Coeur Mexicana and its staff received the Mexican Center for Philanthropy (CEMEFI) Award for corporate social responsibility. This award is a national recognition by over 170 Mexican charitable foundations of the exceptional work done by Coeur Mexicana to secure the best entrepreneurial practices in the areas of company ethics, quality of life, environmental protection and its ongoing contributions to the community.

San Bartolomé Completed First Full Year of Operations
•	2009 production of 7.5 million ounces of silver at an average cash operating cost of $7.80 per ounce compared to 2008 production of 2.9 million ounces of silver at an average cash operating cost of $8.22 per ounce.
•	During the fourth quarter 2009, the Company adjusted its mine plan to operate below 4400 meters in order to deal with a temporary government suspension of mining above that elevation.
•	Due to this temporary suspension and the Company’s subsequent adjustment to its mine plan to the ore deposits above 4,400 meters above sea level, San Bartolomé produced 1.3 million ounces of silver at an average cash operating cost of $10.40 per ounce during the fourth quarter of 2009, compared with 2.1 million ounces of silver at an average cash operating cost of $7.63 per ounce during the third quarter of 2009.
•	The Company anticipates this temporary suspension to be lifted, and holds rights to mine above this elevation under valid contracts backed by Supreme Decree with COMIBOL, as well as contracts with local mining cooperatives who hold their rights through COMIBOL.
Kensington on Track for Third Quarter Startup
•	Final construction at Kensington — one of the world’s premier environmentally engineered pure gold mines—remains on track for its planned third quarter 2010 startup.
•	Recent work has focused on further underground development in preparation for mine production, completion of the 120 bed workers camp, tailings pipeline installation, and tailings facility. Startup of the integrated systems in the plant is ongoing. Worker training and hiring continues.
•	The Company expects an estimated 40,000 ounces of gold production from Kensington in 2010.
•	Coeur expects 2010 capital expenditures to total approximately $80 million to complete construction at Kensington.
•	Exploration drilling continues at Kensington, with a new vein system (Kimberly) targeted. Coeur drilled the first holes at Kimberly in 2009, and 8 of 14 phase one core holes intersected very significant gold mineralization.
•	At December 31, 2009, proven and probable reserves totaled 1.5 million ounces of gold.
Rochester Pursuing Resumption of Active Mining
•	In 2009, Rochester produced 2.2 million ounces of silver and 12,663 ounces of gold. In the fourth quarter, the residual leaching operation produced 640,347 of silver and 3,517 ounces of gold.
•	The Company is completing economic and technical studies assessing the resumption of active mining activities, which would add an additional six years of production averaging 2.5 million silver ounces and 33,000 gold ounces annually.
•	Silver and gold mineral reserves at year-end totaled 25.9 million ounces of silver and 232,000 ounces of gold.

Martha and Cerro Bayo
•	The Company continues to pursue strategic alternatives for its Martha and Cerro Bayo mines located in southern Argentina and southern Chile, respectively, to complete its transition from small mines to newer, larger operations.
•	The Martha mine produced 3.7 million ounces of silver during 2009 at an average cash operating cost of $6.19 per ounce, representing a record year for the operation.
•	Exploration activities took place at Cerro Bayo during 2009, resulting in the first mineral reserves for the Delia vein discovered late in 2008 and the discovery of two new veins in this large district.
About Coeur
Coeur d’Alene Mines Corporation is one of the world’s leading silver companies and also a significant gold producer. The Company’s three new long-life mines include the San Bartolomé silver mine in Bolivia which began operations in 2008, the Palmarejo silver/gold mine in Mexico, which began operations in 2009, and the Kensington gold mine in Alaska, which begins operations in the third quarter 2010. The Company also owns underground mines in southern Chile and Argentina and one surface mine in Nevada, and owns a non-operating interest in a low-cost mine in Australia. The Company conducts exploration activities in Alaska, Argentina, Chile and Mexico. Coeur common shares are traded on the New York Stock Exchange under the symbol CDE, the Toronto Stock Exchange under the symbol CDM, and its CHESS Depositary Interests are traded on the Australian Securities Exchange under symbol CXC.
Photos of operations and projects and other information can be accessed through the Company’s website at www.coeur.com.
Conference Call Information
Coeur will hold a conference call to discuss the Company’s 2009 results at 1:00 p.m. Eastern time on February 25, 2010. To listen live via telephone, call (866) 853-4681 (US and Canada) or (660) 422-4718 (International). The conference ID number is 53863412. The conference call and presentation will also be webcast on the Company’s web site www.coeur.com. A replay of the call will be available through March 4, 2010. The replay dial-in numbers are (800) 642-1687 (US and Canada) and (706) 645-9291 (International) and the access code is 53863412. In addition, the call will be archived for a limited time on the Company’s web site.
For Additional Information:
Investors
Director of Investor Relations
Karli Anderson (208) 665-0345
Media
Director of Corporate Communications
Tony Ebersole (208) 665-0777

Cautionary Statement
This press release contains forward-looking statements within the meaning of securities legislation in the United States, Canada, and Australia, including statements regarding anticipated operating results. Such statements are subject to numerous assumptions and uncertainties, many of which are outside the control of Coeur. Operating, exploration and financial data, and other statements in this presentation are based on information that Coeur believes is reasonable, but involve significant uncertainties affecting the business of Coeur, including, but not limited to, future gold and silver prices, costs, ore grades, estimation of gold and silver reserves, mining and processing conditions, construction schedules, currency exchange rates, and the completion and/or updating of mining feasibility studies, changes that could result from future acquisitions of new mining properties or businesses, the risks and hazards inherent in the mining business (including environmental hazards, industrial accidents, weather or geologically related conditions), regulatory and permitting matters, risks inherent in the ownership and operation of, or investment in, mining properties or businesses in foreign countries, as well as other uncertainties and risk factors set out in filings made from time to time with the SEC, the Canadian securities regulators, and the Australian Securities Exchange, including, without limitation, Coeur’s reports on Form 10-K and Form 10-Q. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. Coeur disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise. Additionally, Coeur undertakes no obligation to comment on analyses, expectations or statements made by fourth parties in respect of Coeur, its financial or operating results or its securities.
Donald J. Birak, Coeur’s Senior Vice President of Exploration, is the qualified person responsible for the preparation of the scientific and technical information concerning Coeur’s mineral projects in this press release. For a description of the key assumptions, parameters and methods used to estimate mineral reserves and resources, as well as a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing or other relevant factors, please see the Technical Reports for each of Coeur’s properties as filed on SEDAR at www.sedar.com.
Cautionary Note to U.S. Investors — The United States Securities and Exchange Commission permits U.S. mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms in this press release, such as “measured,” “indicated,” and “inferred” “resources,” that are recognized by Canadian and Australian regulations, but that SEC guidelines generally prohibit U.S. registered companies from including in their filings with the SEC. U.S. investors are urged to consider closely the disclosure in our Form 10-K which may be obtained from us, or from the SEC’s website at http://www.sec.gov/edgar.shtml.

GAAP Production Costs to Non-GAAP Cash Cost Reconciliation
     The following table presents a reconciliation between non-GAAP cash operating costs per ounce and cash costs per ounce to production costs applicable to sales including depreciation, depletion and amortization, calculated in accordance with U.S. GAAP.
     Total cash costs include all direct and indirect operating cash costs related directly to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining and marketing expense, on-site general and administrative costs, royalties and mining production taxes, net of by-product revenues earned from all metals other than the primary metal produced at each unit. Cash operating costs include all cash costs except production taxes and royalties if applicable. Total cash costs and cash operating costs are performance measures which we believe provide management and investors with an indication of net cash flow, after consideration of the realized price received for production sold. Management also uses these measurements for the comparative monitoring of performance of our mining operations period-to-period from a cash flow perspective. “Cash operating costs per ounce” and “Total cash costs per ounce” are measures developed by precious metals companies in an effort to provide a comparable standard, however, there can be no assurance that our reporting of these non-GAAP measures are similar to that reported by other mining companies. Cash operating costs and total cash costs, as alternative measures, have the limitation of excluding potentially large amounts related to inventory adjustments, non-cash charges and byproduct credits. Management compensates for this limitation by using both the GAAP production costs and the non-GAAP cash costs metrics in its planning.
     Production costs applicable to sales including depreciation, depletion and amortization, is the most comparable financial measure calculated in accordance with GAAP to total cash costs. The sum of the production costs applicable to sales and depreciation, depletion and amortization for our mines as set forth in the tables below is included in our Consolidated Statements of Operations and Comprehensive Income.
Year Ended December 31, 2009
(In thousands except ounces and per ounce costs)

	San Bartolomé	Martha	Palmarejo	Cerro Bayo	Rochester	Endeavor	Total

Production of silver (ounces)	7,469,222	3,707,544	3,047,843	—	2,181,788	461,800	16,868,197
Cash operating cost per ounce	$7.80	$6.19	$9.80	$—	$1.95	$6.80	$7.03

Cash costs per ounce	$10.48	$6.68	$9.80	$—	$2.58	$6.80	$8.40

Total Operating Cost (Non-GAAP)	$58,293	$22,963	$29,883	$—	$4,236	$3,142	$118,517
Royalties	19,988	1,815	—	—	—	—	21,803
Production taxes	—	—	—	—	1,401	—	1,401

Total Cash Costs (Non-GAAP)	78,281	24,778	29,883	—	5,637	3,142	141,721
Add/Subtract:
Third party smelting costs	—	(7,118)	(1,416)	—	—	(1,035)	(9,569)
By-product credit (2)	—	4,615	55,386	—	12,335	—	72,336
Other adjustments	8	669	20	—	171	—	868
Change in inventory	2,590	(5,048)	(19,028)	1,211	6,063	(38)	(14,250)
Depreciation, depletion and amortization	18,509	6,511	51,801	—	1,852	1,269	79,942

Production costs applicable to sales, including depreciation, depletion and amortization (GAAP)	99,388	24,407	116,646	1,211	26,058	3,338	271,048

Year Ended December 31, 2008
(In thousands except ounces and per ounce costs)

	San Bartolomé	Martha	Cerro Bayo	Rochester	Endeavor (1)	Total

Production of silver (ounces)	2,861,500	2,710,673	1,224,084	3,033,720	824,093	10,654,070
Cash operating cost per ounce	$8.22	$6.87	$8.56	$(0.75)	$2.55	$4.92

Cash costs per ounce	$10.53	$7.57	$8.56	$(0.03)	$2.55	$5.92

Total Operating Cost (Non-GAAP)	$23,535	$18,619	$10,478	$(2,290)	$2,101	$52,443
Royalties	6,605	1,889	—	—	—	8,494
Production taxes	—	—	—	2,188	—	2,188

Total Cash Costs (Non-GAAP)	30,140	20,508	10,478	(102)	2,101	63,125
Add/Subtract:
Third party smelting costs	—	(3,019)	(3,818)	—	(1,212)	(8,049)
By-product credit (2)	—	2,880	19,595	18,499	—	40,974
Other adjustment	—	470	(425)	12	—	57
Change in inventory	(12,393)	(3,240)	2,099	23,837	171	10,474
Depreciation, depletion and amortization	5,638	4,431	7,881	2,353	1,971	22,274

Production costs applicable to sales, including depreciation, depletion and amortization (GAAP)	$23,385	$22,030	$35,810	$44,599	$3,031	$128,855

Year Ended December 31, 2007
(In thousands except ounces and per ounce costs)

	Martha	Cerro Bayo	Rochester	Endeavor (1)	Total

Production of silver (ounces)	2,748,705	1,709,830	4,614,780	772,609	9,845,924
Cash operating cost per ounce	$5.53	$8.22	$0.99	$2.67	$3.64

Cash costs per ounce	$6.27	$8.22	$1.52	$2.67	$4.10

Total Operating Cost (Non-GAAP)	$15,217	$14,055	$4,559	$2,064	$35,895
Royalties	2,028	—	—	—	2,028
Production taxes	—	—	2,476	—	2,476

Total Cash Costs (Non-GAAP)	17,245	14,055	7,035	2,064	40,399
Add/Subtract:
Third party smelting costs	(2,112)	(3,603)	—	(1,347)	(7,062)
By-product credit (2)	2,889	26,199	34,664	—	63,752
Other adjustment	—	—	1,926	—	1,926
Change in inventory	(146)	(1,701)	16,738	(172)	14,719
Depreciation, depletion and amortization	1,383	6,155	8,697	755	16,990

Production costs applicable to sales, including depreciation, depletion and amortization (GAAP)	$19,259	$41,105	$69,060	$1,300	$130,724

(1)	The Palmarejo gold production royalty is currently reflected as a minimum royalty obligation which commenced on July 1, 2009 and ends when payments have been made on a total of 400,000 ounces of gold, at which time a royalty expense will be recorded.

(2)	Amounts reflect final metal settlement adjustments.

The following tables present a reconciliation between non-GAAP cash costs per ounce to GAAP production costs applicable to sales reported in Discontinued Operations for the years ended:

Broken Hill	2009(2)	2008	2007

Production of Silver (ounces)	842,751	1,369,009	1,642,205

Cash operating costs per ounce	$3.40	$3.41	$3.18

Cash Costs per ounce	$3.40	$3.41	$3.18

Total Cash Costs (Non-GAAP)	2,862	4,670	5,228
Add/Subtract:
Third party smelting costs	(1,164)	(1,938)	(2,006)
By-Product credit	—	—	—
Other adjustments	—	—	—
Change in inventory	39	22	69
Depreciation, depletion and amortization	1,570	2,507	3,055

Production costs applicable to sales, including depreciation, depletion and amortization (GAAP)	$3,307	$5,261	$6,346

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,
	2009	2008
	(In thousands)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$22,782	$20,760
Short-term investments	—	7,881
Receivables	58,981	53,187
Ore on leach pad	9,641	9,193
Metal and other inventory	67,712	34,846
Deferred tax assets	—	240
Prepaid expenses and other	26,920	26,344

	186,036	152,451
NON-CURRENT ASSETS
Property, plant and equipment	539,037	486,130
Mining properties	2,240,056	2,191,922
Ore on leach pad, non-current portion	14,391	20,998
Restricted assets	26,546	23,110
Receivables, non current	37,534	34,139
Debt issuance costs, net	3,544	10,253
Deferred tax assets	2,355	4,666
Other	4,536	4,452

TOTAL ASSETS	$3,054,035	$2,928,121

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$77,003	$66,300
Accrued liabilities and other	33,517	64,673
Accrued income taxes	11,783	927
Accrued payroll and related benefits	9,815	8,106
Accrued interest payable	1,744	4,446
Current portion of capital leases and other short-term obligations	15,403	14,608
Current portion of royalty obligation	34,672	—
Current portion of reclamation and mine closure	4,671	1,924

	188,608	160,984
NON-CURRENT LIABILITIES
Long-term debt	185,397	383,668
Non-current portion of royalty obligation	128,107	—
Reclamation and mine closure	35,241	34,093
Deferred income taxes	516,678	557,449
Other long-term liabilities	6,799	6,015

	872,222	981,225
COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Common Stock, par value $0.01 per share; authorized 150,000,000 shares, 80,310,347 issued at December 31, 2009 and 56,779,909 shares issued at December 31, 2008.	803	568
Additional paid-in capital	2,444,262	2,218,487
Accumulated deficit	(451,865)	(419,958)
Shares held in treasury, at cost (none at December 31, 2009 and 105,921 at December 31, 2008).	—	(13,190)
Accumulated other comprehensive income (loss)	5	5

	1,993,205	1,785,912

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$3,054,035	$2,928,121

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	Years Ended December 31,
	2009	2008	2007
	(In thousands, except per share data)

Sales of metal	$300,618	$170,874	$194,717
Production costs applicable to sales	(191,105)	(106,582)	(113,733)
Depreciation and depletion	(85,570)	(24,856)	(17,930)

Gross profit	23,943	39,436	63,054

COSTS AND EXPENSES
Administrative and general	22,097	25,846	23,875
Exploration	15,209	20,531	11,941
Care and maintenance and other	11,801	3,155	—
Pre-development	97	16,950	—
Litigation settlements	—	—	507

Total cost and expenses	49,204	66,482	36,323

OPERATING INCOME (LOSS)	(25,261)	(27,046)	26,731

OTHER INCOME AND EXPENSE
Gain on debt extinguishments	31,988	—	—
Gain (loss) on derivatives, net	(82,687)	1,756	—
Interest and other income	3,248	2,557	18,195
Interest expense, net of capitalized interest	(18,102)	(4,726)	(365)

Total other income and expense	(65,553)	(413)	17,830

Income (loss) from continuing operations before income taxes	(90,814)	(27,459)	44,561
Income tax benefit (provision)	25,921	17,500	(10,650)

Income (loss) from continuing operations	(64,893)	(9,959)	33,911
Income from discontinued operations, net of income taxes	7,449	9,332	9,979
Gain on sale of net assets of discontinued operations, net of income taxes	25,537	—	—

NET INCOME (LOSS)	(31,907)	(627)	43,890
Other comprehensive income (loss)	—	(634)	86

COMPREHENSIVE INCOME (LOSS)	$(31,907)	$(1,261)	$43,976

BASIC AND DILUTED INCOME (LOSS) PER SHARE
Basic income per share:
Income (loss) from continuing operations	$(0.90)	$(0.18)	$1.19
Income from discontinued operations	0.46	0.17	0.35

Net income (loss)	$(0.44)	$(0.01)	$1.54

Diluted income per share:
Income (loss) from continuing operations	$(0.90)	$(0.18)	$1.10
Income from discontinued operations	0.46	0.17	0.32

Net income (loss)	$(0.44)	$(0.01)	$1.42

Weighted average number of shares of common stock
Basic	71,565	55,073	28,597
Diluted	71,565	55,073	31,052

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2009	2008	2007
	(In thousands)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(31,907)	$(627)	$43,890
Add (deduct) non-cash items:
Depreciation and depletion	87,140	27,362	20,984
Amortization of debt discount and debt issuance costs	15,573	2,064	303
Deferred income taxes	(38,220)	(23,165)	2,154
Loss (gain) on debt extinguishment	(31,988)	—	—
Loss (gain) on derivatives, net	81,339	1,888	(1,462)
Loss (gain) on foreign currency transactions	546	2,216	(433)
Share-based compensation	4,876	2,692	3,448
Loss on asset backed securities	600	2,600	—
Loss (gain) on asset retirement obligation	1,181	(3,169)	(871)
Gain on sales of assets	(31,988)	(632)	(1,947)
Care and maintenance and other	5,040	—	—
Other non-cash charges	—	413	610
Changes in operating assets and liabilities:
Receivables and other current assets	(10,592)	(19,414)	(24,021)
Prepaid expenses and other	(3,728)	476	(4,065)
Inventories	(26,804)	4,799	13,172
Accounts payable and accrued liabilities	43,420	(4,870)	(11,705)

CASH PROVIDED (USED) BY OPERATING ACTIVITIES	64,488	(7,367)	40,057

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of investments	(18,564)	(336,350)	(167,346)
Proceeds from sales of investments	33,083	375,047	183,121
Capital expenditures	(219,095)	(365,019)	(216,978)
Merger related costs	—	—	(13,727)
Proceeds from sales of assets	57,364	133	3,270
Other	(1,460)	(47)	187

CASH USED IN INVESTING ACTIVITIES	(148,672)	(326,236)	(211,473)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of gold production royalty	75,000	—	—
Payments on gold production royalty	(15,762)	—	—
Proceeds from issuance of convertible notes	20,368	270,737	—
Proceeds from bank borrowings	20,436	26,658	1,698
Repayment of credit facility, long-term debt and capital leases	(26,187)	(32,262)	(1,360)
Proceeds from sale-leaseback transactions	12,511	—	—
Payments of common stock and debt issuance costs	—	(9,105)	(726)
Other	(160)	(336)	(197)

CASH PROVIDED (USED) BY FINANCING ACTIVITIES	86,206	255,692	(585)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	2,022	(77,911)	(172,001)

Cash and cash equivalents at beginning of year	20,760	98,671	270,672

Cash and cash equivalents at end of year	$22,782	$20,760	$98,671

The following table presents production information by mine and consolidated sales information:

	For the years ended December 31,
	2009	2008	2007
Palmarejo(A)
Tons milled	1,065,508	—	—
Ore grade/Ag oz	4.31	—	—
Ore grade/Au oz	0.06	—	—
Recovery/Ag oz (A)	66.3%	—	—
Recovery/Au oz (A)	88.2%	—	—
Silver production ounces	3,047,843	—	—
Gold production ounces	54,740	—	—
Cash operating costs/oz	$9.80	—	—
Cash cost/oz	$9.80	—	—
Total production cost/oz	$26.80	—	—
San Bartolomé (B)
Tons milled	1,518,671	505,514	—
Ore grade/Ag oz	5.49	7.46	—
Recovery/Ag oz	89.6%	75.8%	—
Silver production ounces	7,469,222	2,861,500	—
Cash operating costs/oz	$7.80	$8.22	—
Cash cost/oz	$10.48	$10.53	—
Total production cost/oz	$12.96	$12.50	—
Martha Mine
Tons milled	109,974	57,886	37,047
Ore grade/Ag oz	36.03	49.98	78.10
Ore grade/Au oz	0.05	0.07	0.12
Recovery/Ag oz	93.6%	93.7%	95.0%
Recovery/Au oz	87.6%	88.3%	92.7%
Silver production ounces	3,707,544	2,710,673	2,748,705
Gold production ounces	4,709	3,313	4,127
Cash operating costs/oz	$6.19	$6.87	$5.54
Cash cost/oz	$6.68	$7.57	$6.27
Total production cost/oz	$8.62	$9.38	$6.78
Rochester
Tons processed	—	—	5,060,678
Ore grade/Ag oz	—	—	0.65
Ore grade/Au oz	—	—	0.01
Recovery/Ag oz (B)	—	—	141.4%
Recovery/Au oz (B)	—	—	167.6%
Silver production ounces	2,181,788	3,033,720	4,614,780
Gold production ounces	12,663	21,041	50,408
Cash operating costs/oz	$1.95	$(0.75)	$0.99
Cash cost/oz	$2.58	$(0.03)	$1.52
Total production cost/oz	$3.51	$0.75	$3.82
Endeavor
Tons milled	552,799	1,030,368	1,146,857
Ore grade/Ag oz	1.67	1.41	1.40
Recovery/Ag oz	49.9%	56.5%	48.0%
Silver production ounces	461,800	824,093	772,609
Cash operating costs/oz	$6.80	$2.55	$2.67
Cash cost/oz	$6.80	$2.55	$2.67
Total production cost/oz	$9.55	$4.94	$3.65
Cerro Bayo
Tons milled	—	236,403	387,378
Ore grade/Ag oz	—	5.54	4.68
Ore grade/Au oz	—	0.10	0.11
Recovery/Ag oz	—	93.4%	94.4%
Recovery/Au oz	—	90.2%	92.2%
Silver production ounces	—	1,224,084	1,709,830
Gold production ounces	—	21,761	37,479
Cash operating costs/oz	—	$8.56	$8.22
Cash cost/oz	—	$8.56	$8.22
Total production cost/oz	—	$14.65	$11.82

	For the years ended December 31,
	2009	2008	2007
CONSOLIDATED PRODUCTION TOTALS
Silver ounces	16,868,197	10,654,070	9,845,924
Gold ounces	72,112	46,115	92,014
Cash operating costs/oz	$7.03	$4.92	$3.64
Cash cost per oz/silver	$8.40	$5.92	$4.10
Total production cost/oz	$13.19	$8.02	$6.02

CONSOLIDATED SALES TOTALS (C)
Silver ounces sold	16,310,225	9,637,242	9,846,982
Gold ounces sold	65,607	49,130	94,284
Realized price per silver ounce	$14.83	$14.22	$13.53
Realized price per gold ounce	$1,003	$915	$700

(A)	Palmarejo achieved commercial production on April 20, 2009. Mine statistics do not represent normal operating results. It is expected that Palmarejo will continue to ramp up its production rate and achieve full capacity during the fourth quarter of 2009.

(B)	The leach cycle at Rochester requires 5 to 10 years to recover gold and silver contained in the ore. The Company estimates the ultimate recovery to be approximately 61.5% for silver and 93% for gold. However, ultimate recoveries will not be known until leaching operations cease, which is currently estimated for 2014. Current recovery may vary significantly from ultimate recovery. See Critical Accounting Policies and Estimates — Ore on Leach Pad.

(C)	Current production ounces and recoveries reflect final metal settlements of previously reported production ounces.
Operating Statistics From Discontinued Operations
     The following table presents information for Broken Hill which was sold on July 30, 2009, effective as of July 1, 2009:

	2009	2008	2007
Broken Hill
Tons milled	827,766	1,952,066	1,646,203
Ore grade/Silver oz	1.44	0.97	1.19
Recovery/Silver oz	70.6%	72.5%	83.6%
Silver production ounces	842,751	1,369,009	1,642,205
Cash operating cost/oz	$3.40	$3.41	$3.18
Cash cost/oz	$3.40	$3.41	$3.18
Total cost/oz	$5.26	$5.24	$5.04

MINERAL RESERVES

		SHORT TONS	GRADE (Oz/Ton)		OUNCES (000s)
YEAR END 2009	LOCATION	(000s)	SILVER	GOLD	SILVER	GOLD

PROVEN RESERVES
Rochester	Nevada	31,821	0.58	0.006	18,361	185
Cerro Bayo	Chile	41	8.32	0.05	345	2
Martha	Argentina	—	—	—	—	—
San Bartolome	Bolivia	131	3.29	—	430	—
Kensington	Alaska	199	—	0.38	—	76
Endeavor	Australia	1,984	1.93	—	3,820	—
Palmarejo	Mexico	7,277	5.05	0.06	37,121	442

Total		41,453			60,077	705

PROBABLE RESERVES
Rochester	Nevada	10,596	0.71	0.005	7,523	48
Cerro Bayo	Chile	734	9.86	0.08	7,242	55
Mina Martha	Argentina	38	33.14	0.04	1,249	1
San Bartolome	Bolivia	31,241	3.83	—	119,603	—
Kensington	Alaska	5,301	—	0.26	—	1,402
Endeavor	Australia	6,393	3.15	—	20,139	—
Palmarejo	Mexico	10,623	5.03	0.06	53,400	660

Total		64,926			209,156	2,166

PROVEN AND PROBABLE RESERVES
Rochester	Nevada	42,417	0.61	0.005	25,884	233
Cerro Bayo	Chile	775	9.78	0.07	7,587	57
Martha	Argentina	38	33.14	0.04	1,249	1
San Bartolome	Bolivia	31,372	3.83	—	120,033	—
Kensington	Alaska	5,500	—	0.27	—	1,478
Endeavor	Australia	8,377	2.86	—	23,959	—
Palmarejo	Mexico	17,900	5.06	0.06	90,521	1,102

Total Proven and Probable		106,379			269,233	2,871

Effective December 31, 2009 except Endeavor effective June 30, 2009. Differences due to rounding may occur.
Metal prices used for mineral reserves were $14.50 US per ounce of silver and $850 US per ounce of gold except for Endeavor which uses $12.00 per ounce of silver, Martha at $16.00 per ounce of silver, San Bartolome at $13.25 per ounce of silver and Kensington at $750 per ounce of gold. Palmarejo Mineral Reserves are the addition of Palmarejo and Guadalupe mineral reserves.

MINERAL RESOURCES

		SHORT TONS	GRADE (Oz/Ton)		OUNCES (000s)
YEAR END 2009	LOCATION	(000s)	SILVER	GOLD	SILVER	GOLD

MEASURED RESOURCES
Rochester	Nevada	75,973	0.52	0.004	39,257	318
Cerro Bayo	Chile	274	7.95	0.16	2,182	43
Martha	Argentina	6	90.70	0.11	576	1
San Bartolome	Bolivia	—	—	—	—	—
Kensington	Alaska	680	—	0.25	—	169
Endeavor	Australia	8,025	1.72	—	13,826	—
Palmarejo	Mexico	1,224	3.40	0.04	4,163	51

Total		86,182			60,004	582

INDICATED RESOURCES
Rochester	Nevada	28,810	0.54	0.003	15,550	90
Cerro Bayo	Chile	495	11.75	0.15	5,816	74
Martha	Argentina	23	51.00	0.04	1,182	1
San Bartolome	Bolivia	36,953	1.75	—	64,554	—
Kensington	Alaska	2,044	—	0.16	—	325
Endeavor	Australia	12,180	1.80	—	21,963	—
Palmarejo	Mexico	3,269	3.52	0.05	11,494	154

Total		83,774			120,559	644

MEASURED AND INDICATED RESOURCES
Rochester	Nevada	104,783	0.52	0.004	54,807	409
Cerro Bayo	Chile	769	10.36	0.15	7,998	117
Martha	Argentina	29	59.54	0.05	1,758	2
San Bartolome	Bolivia	36,953	1.75	—	64,554	—
Kensington	Alaska	2,724	—	0.18	—	494
Endeavor	Australia	20,205	1.77	—	35,789	—
Palmarejo	Mexico	4,493	3.48	0.05	15,657	205

Total Measured and Indicated		169,956			180,563	1,227

INFERRED RESOURCES
Rochester	Nevada	4,240	0.97	0.004	4,104	17
Cerro Bayo	Chile	2,070	8.92	0.09	18,475	196
Martha	Argentina	21	6.76	0.004	144	.1
San Bartolome	Bolivia	1,177	1.38	—	1,628	—
Kensington	Alaska	742	—	0.37	—	273
Endeavor	Australia	419	2.88	—	1,207	—
Palmarejo	Mexico	14,826	2.77	0.05	41,072	678

Total		23,495			66,630	1,164

Effective December 31, 2009 except Endeavor effective June 30, 2009. Differences due to rounding may occur.
Metal prices used for mineral reserves were $14.50 US per ounce of silver and $850 US per ounce of gold except for Endeavor which uses $12.00 per ounce of silver, Martha at $16.00 per ounce of silver, San Bartolome at $13.25 per ounce of silver and Kensington at $750 per ounce of gold. Mineral Resources are in addition to mineral reserves and have not demonstrated economic viability.